Exhibit 10.48
FIRST AMENDMENT TO THE
DICK’S SPORTING GOODS, INC. EMPLOYEE STOCK PURCHASE PLAN
     WHEREAS, Dick’s Sporting Goods, Inc. (the “Company”) established and maintains the Dick’s Sporting Goods, Inc. Employee Stock Purchase Plan (the “Plan”);
     WHEREAS, the Plan may be amended pursuant to Article XXII of the Plan; and
     WHEREAS, the Company wishes to amend the Plan to (i) update the definition of compensation under the Plan, (ii) clarify that an eligible employee’s payroll deduction election automatically will be carried over from one purchase period to the next, unless the eligible employee elects otherwise, (iii) clarify that when a participant terminates employment during a purchase period, payroll deductions will be returned in the participant’s final paycheck and (iv) clarify that the Company’s Compensation Committee will designate a maximum number of shares that may be purchased by any participant during an offering period and that the Compensation Committee may designate an aggregate number of shares that may be purchased by all participants during an offering period.
     NOW THEREFORE, the Plan is amended effective as of January 1, 2009 as follows:
1. The definition of “Compensation” in Article I of the Plan is amended to read as follows:
     Compensation shall mean an Eligible Employee’s base salary or wages, overtime, shift differentials, performance-related bonuses and commissions.
2. The following new paragraph is added to the end of Article VIII of the Plan:
     An Eligible Employee’s payroll deduction elections shall be carried over from one Purchase Period to the next, unless an Eligible Employee elects otherwise prior to the beginning of the Purchase Period.
3. Article XIII of the Plan is amended to read as follows:
XIII. TERMINATION OF SERVICE
     Upon a Participant’s Termination of Service for any reason, no payroll deduction may be made from any Compensation due him as of the date of his Termination of Service and the entire balance of his Account shall be refunded to the Participant.
4. The last paragraph of Article XXII is amended as follows:
     The Committee shall designate by resolution a maximum number of shares that may be purchased by any Participant during a Purchase Period. In addition, the Committee may designate by resolution an aggregate number of shares that may be purchased by all Participants during a Purchase Period. The Committee shall designate in such resolution(s) the procedure that will be used for reducing the number of shares purchased by Participants in the event either of these limitations is reached. Such resolution(s) must be adopted by the Committee prior to a Purchase Period and such designation(s) shall remain in effect for subsequent Purchase Periods until modified by the Committee.

     IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed this 4th day of December, 2008.

By:	/s/ Kathryn L. Sutter

Title:	SVP, Human Resources